Exhibit 99.1
FOR IMMEDIATE RELEASE
KMG CHEMICALS REPORTS RECORD THIRD QUARTER RESULTS
Net Income Increases 125% Year-to-Date
HOUSTON, TX — June 4, 2010 — KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced record financial results for the third quarter and nine months ended April 30, 2010.
Overview of Fiscal 2010 Compared to Fiscal 2009 Third Quarter Results
•	Net sales rose 13% to $51.6 million from $45.9 million;

•	Operating income increased 7% to $5.8 million from $5.4 million;

•	Net income rose 20% to $3.3 million or $0.29 per diluted share from $2.8 million or $0.25 per diluted share;

•	Electronic Chemicals generated net sales of $29.6 million or 57% of net sales compared to $17.3 million or 38% of net sales;

•	Wood Treating Chemicals generated $18.8 million or 37% of net sales compared to net sales of $25.1 million or 55% of net sales; and,

•	Animal Health generated net sales of $3.2 million or 6% of the total compared to net sales of $3.5 million or 7% of net sales.
The Company noted that its financial results for the first nine months of the current fiscal year exceeded those of the full year of fiscal 2009, which was a record year for KMG. For the first nine months of fiscal 2010, operating income increased 80% to $20.7 million, and net income increased 125% to $11.9 million or $1.05 per diluted share on a 3% increase in net sales which were $146.2 million in the first nine months of the current fiscal year compared to $142.3 million in the same period last year. External transaction and integration costs that were incurred during the first nine months of fiscal 2010 totaled approximately $500,000.
Neal Butler, President and CEO of KMG, commented, “We are very pleased with the third quarter results, as well as our acquisition of General Chemical’s electronic chemicals business, which occurred two months into the quarter. With this acquisition, Electronic Chemicals is now our largest business segment, and it was an outstanding performer this quarter due to continued strong demand from the semiconductor industry. Electronic Chemical sales increased 71% over the third quarter last year to $29.6 million. In last year’s third quarter, the global recession’s impact on semiconductor production depressed segment sales and resulted in a $649,000 quarterly operating loss for our Electronic Chemicals business, versus a $2.9 million operating profit during the same period this year.
“The newly acquired business had an excellent first month of sales, contributing $4.2 million of revenue. In addition, I am pleased to report that the integration of the acquired operations is progressing well. We will continue to incur integration related costs of approximately $250,000 per month through the balance of the fiscal year, which will tail off by the end of the calendar year.”

Mr. Butler continued, “The strong third quarter performance in Electronic Chemicals more than offset the lower profit level in our Wood Treating Chemicals segment as compared to last year when demand was stronger and raw material costs were lower. Since last fall, there has been an easing in customer demand in the utility pole and rail tie markets, leading to a 25% decline in Wood Treating revenues for the third fiscal quarter compared to last year. The demand decline appears to have leveled off and we expect to see marginal improvement in Wood Treating sales in this fourth fiscal quarter. In addition to lower demand, raw material costs have rebounded from the low levels in calendar year 2009, depressing margins in Wood Treating Chemicals in the third fiscal quarter relative to the same period last year. Wood Treating operating profits were unusually strong in the fourth fiscal quarter of 2009 when high demand and low costs were most favorable to the business. Wood Treating contributed $8.9 million to operating profits in the fourth quarter of fiscal 2009. In the third fiscal quarter of this year, the business contributed $4.8 million of operating profits and we expect this fourth quarter’s contribution to be approximately in line with those results.”
Commenting on the Company’s Animal Health segment, Mr. Butler went on to say, “Demand for Animal Health products is gradually improving from the low levels of fiscal 2008 and 2009. The restructuring of our sales and marketing effort along with efficiency improvements implemented last year, resulted in a 52% increase in comparable quarter segment operating income to $281,000. We are expanding our Animal Health product offering beyond ectoparasiticides and have recently signed an agreement with R&D LifeSciences, LLC to distribute its product line of probiotics and other animal feed additives in North and South America. We are seeking to further expand our product portfolio to leverage our distribution network in this market niche. We expect the favorable trends in Animal Health to continue into the fourth quarter.”
Balance Sheet Discussion
John V. Sobchak, CFO of KMG, commented, “As of the close of the quarter, we had total debt of $61.3 million and $4.1 million of cash. The debt includes $20.0 million borrowed on our $50.0 million revolving credit facility, which was used to partially fund our recent acquisition. Total consideration paid for that acquisition was $26.7 million. Working capital increased to $40.3 million at quarter end from $29.7 million at the end of fiscal 2009 primarily due to the additional inventory and receivables associated with the acquired business.”
Conclusion
Discussing the outlook for the remainder of the year, Mr. Butler noted, “We believe net income in our fourth fiscal quarter will be in line with the third quarter, ensuring fiscal 2010 is another record year for the Company. We are extremely enthusiastic about our recent acquisition and are very pleased with the ongoing integration of the new business into our operations and onto our systems. We anticipate that the acquisition will be mildly dilutive to fourth quarter earnings due to the projected transition costs. As we have stated, we expect the acquisition to be significantly and progressively accretive to KMG’s earnings in fiscal 2011 and 2012 as the business is integrated into KMG and operations are optimized.”
Conference Call
Date: Friday, June 4
Time: 10:00 am ET
Dial-in: 866-861-6730, conference ID# 71875130
Webcast: www.kmgchemicals.com — Conference Calls and Events (live & replay)

About KMG
KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the wood treatment, electronic, and agricultural chemical markets. For more information, visit the Company’s web site at www.kmgchemicals.com.
The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:
John V. Sobchak	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
KMG Chemicals, Inc.	Melissa Dixon
713-600-3814	212-836-9613
JSobchak@kmgchemicals.com	MDixon@equityny.com
www.kmgchemicals.com
Linda Latman
212-836-9609
LLatman@equityny.com
www.theequitygroup.com
(See accompanying tables)

KMG CHEMICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in thousands except for per share data)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2010	2009	2010	2009
NET SALES	$51,614	$45,869	$146,162	$142,309

COST OF SALES	35,658	30,519	95,103	97,693

Gross Profit	15,956	15,350	51,059	44,616

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	10,124	9,910	30,353	33,144

Operating income	5,832	5,440	20,706	11,472

OTHER INCOME (EXPENSE):
Interest income	3	1	5	7
Interest expense	(542)	(732)	(1,634)	(2,396)
Other, net	(69)	(15)	(168)	(295)

Total other expense, net	(608)	(746)	(1,797)	(2,684)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	5,224	4,694	18,909	8,788

Provision for income taxes	(1,882)	(1,902)	(6,984)	(3,473)

INCOME FROM CONTINUING OPERATIONS	3,342	2,792	11,925	5,315

DISCONTINUED OPERATIONS
Loss from discontinued operations, before income taxes	—	(15)	—	(22)
Income tax benefit	—	5	—	8

Loss from discontinued operations	—	(10)	—	(14)

NET INCOME	$3,342	$2,782	$11,925	$5,301

EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.30	$0.25	$1.07	$0.48
Loss from discontinued operations	—	—	—	—

Net income	$0.30	$0.25	$1.07	$0.48

Diluted
Income from continuing operations	$0.29	$0.25	$1.05	$0.47
Loss from discontinued operations	—	—	—	—

Net income	$0.29	$0.25	$1.05	$0.47

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,198	11,090	11,168	11,080
Diluted	11,436	11,208	11,410	11,217

PRO FORMA FINANCIAL INFORMATION (UNAUDITED)
The following table sets forth pro forma results had the acquisition occurred as of the beginning of the periods presented (in thousands, except per share data). The unaudited pro forma financial information is not necessarily indicative of what our consolidated results of operations would have been had we completed the acquisition as of the dates indicated.

	Three Months Ended April 30,		Nine Months Ended April 30,
	2010	2009	2010	2009

Revenues	$58,810	$55,404	$174,381	$180,295
Operating income	6,241	5,003	22,642	12,475
Net income	3,617	2,478	13,105	5,747
Earnings per share — Basic	$0.32	$0.22	$1.17	$0.52
Depreciation included in the pro forma financial information is approximately $198,000 per month for the nine months ended April 30, 2009 and $180,000 per month for the other periods.
KMG Chemicals, Inc.
Balance Sheet Highlights
(In thousands)
(UNAUDITED)

	April 30,	July 31,
	2010	2009

Cash and cash equivalents	$4,099	$7,174

Net working capital	40,250	29,724

Total assets	168,563	143,508

Long-term debt, including current portion	61,333	46,292

Shareholders’ Equity	81,725	70,977